UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 9, 2013

Date of Report (Date of earliest event reported)

Annie’s, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35470	20-1266625
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

1610 Fifth Street

Berkeley, CA 94710

(Address of principal executive offices, including zip code)

(510) 558-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annie’s, Inc. (the “Company”) has promoted Mark Mortimer, the Company’s current Executive Vice President, Sales and Marketing and Chief Customer Officer, to the position of President and Chief Customer Officer, effective January 1, 2014. In connection with such promotion, Mr. Mortimer’s annualized base salary will be increased to $340,000, effective January 1, 2014. In addition, on January 1, 2014, Mr. Mortimer will receive an equity grant of approximately $200,000 in restricted stock units, calculated by dividing $200,000 by the Fair Market Value of the Company’s Common Stock on January 1, 2014 (as such terms are defined in the Annie’s, Inc. Omnibus Incentive Plan, which has been filed as Exhibit 10.29 to the Company’s registration statement on Form S-1 dated March 9, 2012). The restricted stock units will vest at a rate of 50% on each of the second and third anniversaries of the date of grant, subject to Mr. Mortimer’s continued employment, and shall otherwise be on the terms set forth in the Company’s Form of Omnibus Incentive Plan Restricted Stock Unit Award Agreement filed as Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (the “Restricted Stock Unit Award Agreement”).

Additionally, the Company has promoted Amanda K. Martinez, the Company’s current Executive Vice President, Operations and Administration, to the position of Executive Vice President and Chief Supply Chain and People Officer, effective January 1, 2014. In connection with such promotion, Ms. Martinez’s annualized base salary will be increased to $290,000, effective January 1, 2014. In addition, on January 1, 2014, Ms. Martinez will receive an equity grant of approximately $175,000 in restricted stock units, calculated by dividing $175,000 by the Fair Market Value of the Company’s Common Stock on January 1, 2014 (as such terms are defined in the Annie’s, Inc. Omnibus Incentive Plan, which has been filed as Exhibit 10.29 to the Company’s registration statement on Form S-1 dated March 9, 2012). The restricted stock units will vest at a rate of 50% on each of the second and third anniversaries of the date of grant, subject to Ms. Martinez’s continued employment, and shall otherwise be on the terms set forth in the Restricted Stock Unit Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Annie’s, Inc.

Date: December 13, 2013	By:	/s/ Zahir M. Ibrahim
Zahir M. Ibrahim Executive Vice President, Chief Financial Officer and Treasurer